Exhibit 99.1
(Logo Omitted)
Teledyne Technologies Incorporated
1049 Camino Dos Rios
Thousand Oaks, CA 91360-2362
NewsRelease

TELEDYNE TECHNOLOGIES REPORTS
THIRD QUARTER RESULTS
THOUSAND OAKS, Calif. — October 25, 2007 — Teledyne Technologies Incorporated (NYSE:TDY)
•	Revenue increased 12.5% to $408.9 million compared with last year

•	Earnings per diluted share increased 19.0% to $0.75 compared with last year

•	Net income included tax benefits of $4.5 million in 2007 compared with the prior outlook of $3.3 million

•	Net income included a $1.7 million pretax expense for a customer bankruptcy
Teledyne Technologies today reported third quarter 2007 sales of $408.9 million, compared with sales of $363.6 million for the same period of 2006. Net income for the third quarter of 2007 was $27.1 million ($0.75 per diluted share), compared with net income of $22.6 million ($0.63 per diluted share) in the third quarter of 2006.
“Teledyne achieved record sales and earnings in the third quarter of 2007,” said Robert Mehrabian, chairman, president and chief executive officer. “Operating margin increased 95 basis points, and earnings per share increased 19.0% compared with last year. In addition, record free cash flow of $46.2 million significantly exceeded net income. Due to our continued focus on operational excellence and targeted acquisitions, Teledyne, has become a leading electronics and engineered systems provider in a number of attractive aerospace and defense, offshore energy and environmental markets.”
Review of Operations (comparisons are with the third quarter of 2006, unless noted otherwise)
Electronics and Communications
The Electronics and Communications segment’s third quarter 2007 sales were $273.8 million, compared with $228.0 million, an increase of 20.1%. Third quarter 2007 operating profit was $37.0 million, compared with operating profit of $28.0 million, an increase of 32.1%.
The third quarter 2007 sales improvement resulted primarily from revenue growth in defense electronics and electronic instruments, partially offset by lower sales of other commercial electronics. The revenue growth in defense electronics included revenue growth from the acquisition of Rockwell Scientific Company LLC in September 2006. Third quarter 2007 organic sales of defense electronics increased due, in part, to higher sales of microwave components and subsystems. The revenue growth in electronic instruments was driven by the acquisition of the majority interest in Ocean Design, Inc. in August 2006 and the acquisition of assets of D.G. O’Brien, Inc. in March 2007. Third quarter 2007 organic sales of electronic instruments increased due to higher sales of instruments for the environmental monitoring, marine and industrial instrumentation markets. Lower sales of other commercial electronics primarily reflected decreased sales of medical electronic manufacturing services and commercial microwave assemblies used in cellular infrastructure applications, partially offset by higher avionics sales. The increase in segment revenue in the third quarter of 2007 from acquisitions made since the end of the second quarter of 2006 was $41.3 million. Operating profit was favorably impacted by revenue from acquisitions and sales mix.
Systems Engineering Solutions
The Systems Engineering Solutions segment’s third quarter 2007 sales were $75.8 million, compared with $72.3 million, an increase of 4.8%. Third quarter 2007 operating profit was $6.2 million, compared with operating profit of $6.0 million, an increase of 3.3%.
Third quarter 2007 sales reflected revenue growth in aerospace programs, partially offset by lower environmental sales and included $1.3 million in incremental revenue from the acquisition of CollaborX, Inc. in August 2006. Operating profit in the third quarter of 2007 reflected the impact of higher revenue and lower pension expense, partially offset by lower margins in certain defense programs. Operating profit also included pension expense under SFAS No. 87 and No. 158, of $1.6 million in the third quarter of 2007, compared with $2.4 million. Pension expense allocated to contracts pursuant to U.S. Government Cost Accounting Standards (“CAS”) was $2.0 million in the third quarter of 2007, compared with $2.4 million.
Aerospace Engines and Components
The Aerospace Engines and Components segment’s third quarter 2007 sales were $53.9 million, compared with $55.9 million, a decrease of 3.6%. Third quarter 2007 operating profit was $4.7 million, compared with $3.4 million, an increase of 38.2%.
The lower third quarter 2007 sales reflected decreased sales of turbine engines and piston engine overhaul services, partially offset by higher piston engine spare part sales. The lower turbine engine sales for 2007 primarily reflected lower Harpoon engine sales. Operating profit for the third quarter of 2007 reflected the impact of improved operating performance including lower aircraft product liability expense and a favorable mix of higher margin sales, partially offset by a $1.7 million writedown of accounts receivable related to a customer bankruptcy.
Energy Systems
The Energy Systems segment’s third quarter 2007 sales were $5.4 million, compared with $7.4 million, a decrease of 27.0%. The third quarter 2007 operating loss was $0.1 million, compared with operating profit of $0.7 million.
Third quarter 2007 sales reflected lower commercial hydrogen generator sales and lower government sales. Sales decreased substantially in the third quarter compared with last year due, in part, to unfavorable timing of customer deliveries; however, the company’s management currently expects sales to increase in the fourth quarter of 2007 compared with the third quarter of 2007 and the fourth quarter of 2006. Operating profit reflected the impact of lower sales as well as sales mix.

Additional Financial Information (comparisons are with the third quarter of 2006, unless noted otherwise)
Cash Flow
Cash provided by operating activities was $54.5 million for the third quarter 2007, compared with $21.4 million. The higher cash provided by operating activities in 2007 was primarily due to higher net income, incremental cash flow from acquisitions, lower pension payments, higher customer advance payments and deposits and improved accounts receivable collections due to timing. Free cash flow (cash from operating activities less capital expenditures) was $46.2 million for the third quarter of 2007, compared with free cash flow of $14.3 million and reflected higher cash flow from operations partially offset by higher capital expenditures in 2007. At September 30, 2007, total debt was $181.2 million, which includes $175.4 million drawn on available credit lines, as well as other debt and capital lease obligations. Cash and cash equivalents were $16.1 million at September 30, 2007. The company also received $0.8 million from the exercise of employee stock options in the third quarter of 2007, compared with $4.0 million. Capital expenditures for the third quarter of 2007 were $8.3 million, compared with $7.1 million. Depreciation and amortization expense for the third quarter of 2007 was $9.0 million, compared with $7.8 million.

Free Cash Flow(a)	Third	Third
	Quarter	Quarter
(in millions, brackets indicate use of funds)	2007	2006
Cash provided by operating activities	$54.5	$21.4
Capital expenditures for property, plant and equipment	(8.3)	(7.1)

Free cash flow	$46.2	$14.3

(a)	The company defines free cash flow as cash provided by operating activities (a measure prescribed by generally accepted accounting principles) less capital expenditures for property, plant and equipment. The company believes that this supplemental non-GAAP information is useful to assist management and the investment community in analyzing the company’s ability to generate cash flow.
Pension
Pension expense was $3.0 million for the third quarter of 2007 and $4.0 million for the third quarter of 2006, in accordance with the pension accounting requirements of SFAS No. 87 and No. 158. Pension expense allocated to contracts pursuant to CAS was $2.5 million for the third quarter of 2007, compared with $3.0 million. Pension expense determined allowable under CAS can generally be recovered through the pricing of products and services sold to the U.S. Government.
Income Taxes
The effective tax rate for the third quarter of 2007 was 26.8% compared with 27.0%. The company completed an analysis of research and development spending for 2000 through 2005, as well as the base period years, and anticipates the receipt of income tax refunds for those years. The effective tax rate for the third quarter of 2007 reflects the impact of expected research and development income tax refunds of $4.0 million and also reflects the reversal of $0.5 million in income tax contingency reserves during the third quarter of 2007 which were determined to be no longer needed due to the completion of state tax audits and the expiration of applicable statutes of limitations. Excluding these items the company’s effective tax rate for the third quarter of 2007 would have been 39.1%. The effective tax rate for the third quarter of 2006 reflects the impact of the reversal of income tax contingency reserves of $3.3 million which were determined to be no longer needed due to the expiration of applicable statutes of limitations. Excluding the impact of the above reversals, the company’s effective tax rate for the third quarter of 2006 would have been 37.6%.

Stock Option Compensation Expense
Effective January 2, 2006, the company adopted the provisions of SFAS No. 123(R) using the modified prospective method and began recording stock option compensation expense. For the third quarter of 2007, the company recorded a total of $1.8 million in stock option expense, of which $0.6 million was recorded as corporate expense and $1.2 million was recorded in the operating segment results. For the third quarter of 2006, the company recorded a total of $1.5 million in stock option expense, of which $0.5 million was recorded as corporate expense and $1.0 million was recorded in the operating segment results.
Other
Interest expense, net of interest income, was $3.0 million for the third quarter of 2007, compared with $1.4 million, and primarily reflected higher outstanding debt levels due to acquisitions. Corporate expense was $7.8 million for the third quarter of 2007, compared with $6.0 million, and reflected higher compensation costs and higher professional fee expenses. Minority interest reflects the minority ownership interests in Ocean Design, Inc. and Teledyne Energy Systems, Inc.
Outlook
Based on its current outlook, the company’s management believes that fourth quarter 2007 earnings per diluted share will be in the range of approximately $0.65 to $0.68. The full year 2007 earnings per diluted share outlook is expected to be in the range of approximately $2.64 to $2.67, an increase from the prior outlook of $2.56 to $2.62. The company’s estimated effective income tax rate for 2007 is expected to be 35.6%, and reflects the filing for tax refunds and tax contingency reserve reversals totaling $5.1 million for 2007. Excluding the benefit for tax credits our estimated effective income tax rate for 2007 would be 39.1%.
The company’s 2007 outlook reflects anticipated sales growth in its defense electronics and instrumentation businesses, due primarily to the contribution of the acquisitions completed in 2006 and 2007. The company’s fourth quarter and full year 2007 earnings per diluted share outlook reflects an anticipated increase in expenses, including higher interest expense, as a result of the acquisitions completed in 2006 and 2007. The company’s current outlook reflects continued declines in sales of medical electronic manufacturing services in the remainder of 2007, compared with 2006. In addition, full year sales of geophysical sensors are expected to decline in 2007, compared with 2006, due to lower first half sales.
The full year 2007 earnings outlook includes approximately $11.9 million in pension expense under SFAS No. 87 and No. 158, or $1.7 million in net pension expense after recovery of allowable pension costs from our CAS covered government contracts. Full year 2006 earnings included $15.4 million in pension expense under SFAS No. 87 and No. 158, or $4.9 million in net pension expense after recovery of allowable pension costs from our CAS covered government contracts. The decrease in full year 2007 pension expense reflects pension contributions made in 2006, the impact of favorable market returns on plan assets and changes to the company’s pension assets and liabilities resulting from the merger of the Rockwell Scientific Company LLC pension plan with the Teledyne Technologies pension plan.

The company’s 2007 earnings outlook also reflects $6.8 million in stock option compensation expense. The company’s 2006 earnings included $5.9 million in stock option compensation expense.
EARNINGS PER SHARE SUMMARY (a)
(Diluted earnings per common share from continuing operations)

	2007 Full Year Outlook		2006	2005
	Low	High	Actual	Actual
Earnings per share (excluding net pension expense, stock option expense and income tax benefit)	$2.66	$2.69	$2.36	$1.91
Pension expense — SFAS No. 87 and No. 158	(0.21)	(0.21)	(0.27)	(0.23)
Pension expense — CAS (b)	0.18	0.18	0.18	0.17

Earnings per share (excluding stock option expense and income tax benefit)	2.63	2.66	2.27	1.85
Stock option expense (c)	(0.12)	(0.12)	(0.10)	—
Income tax benefit (d)	0.13	0.13	0.09	—

Earnings per share — GAAP	$2.64	$2.67	$2.26	$1.85

(a)	The company believes that this supplemental non-GAAP information is useful to assist management and the investment community in analyzing the financial results and trends of ongoing operations. The table facilitates comparisons with prior periods and reflects a measurement management uses to analyze financial performance.

(b)	Pension expense determined allowable under CAS can generally be recovered through the pricing of products and services sold to the U.S. Government.

(c)	Effective January 2, 2006, the company adopted the provisions of SFAS No. 123(R) and began recording stock option compensation expense. No compensation expense related to stock options was recorded in 2005 or in prior years.

(d)	Fiscal year 2007 reflects income tax credits of $4.0 million in the third quarter of 2007 and also reflects the reversal of $1.1 million in income tax contingency reserves for the year which were determined to be no longer needed due to the completion of state tax audits and the expiration of applicable statutes of limitations. Fiscal year 2006 included the reversal of income tax contingency reserves of $3.3 million, which were determined to be no longer needed due to the expiration of applicable statutes of limitations.

Forward-Looking Statements Cautionary Notice
This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, relating to earnings, growth opportunities, product sales, pension matters, stock option compensation expense and strategic plans. All statements made in this press release that are not historical in nature should be considered forward-looking. Actual results could differ materially from these forward-looking statements. Many factors, including changes in demand for products sold to the defense electronics, instrumentation and energy exploration and production, commercial aviation, semiconductor and communications markets, funding, continuation and award of government programs, continued liquidity of our customers (including commercial aviation customers) and economic and political conditions, could change the anticipated results. In addition, financial market fluctuations affect the value of the company’s pension assets.
Global responses to terrorism and other perceived threats increase uncertainties associated with forward-looking statements about our businesses. Various responses to terrorism and perceived threats could realign government programs and affect the composition, funding or timing of our programs. Flight restrictions would negatively impact the market for general aviation aircraft piston engines and components.
The company continues to take action to assure compliance with the internal controls, disclosure controls and other requirements of the Sarbanes-Oxley Act of 2002. While the company believes its control systems are effective, there are inherent limitations in all control systems, and misstatements due to error or fraud may occur and not be detected.
Teledyne Technologies’ growth strategy includes possible acquisitions. The company cannot provide any assurance as to when, if or on what terms any other acquisitions will be made. Acquisitions involve various inherent risks, such as, among others, our ability to integrate acquired businesses and to achieve identified financial and operating synergies.
Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in Teledyne Technologies’ periodic filings with the Securities and Exchange Commission, including its 2006 Annual Report on Form 10-K and the first quarter and second quarter 2007 Form 10-Q’s. The company assumes no duty to update forward-looking statements.
A live webcast of Teledyne Technologies’ third quarter earnings conference call will be held at 11:00 a.m. (Eastern) on Thursday, October 25, 2007. To access the call, go to www.companyboardroom.com or www.teledyne.com approximately ten minutes before the scheduled start time. A replay will also be available for one month at these same sites starting at 12:00 p.m. (Eastern) on Thursday, October 25, 2007.

Investor Contact:	Jason VanWees
(805) 373-4542

Media Contact:	Robyn McGowan
(805) 373-4540
###

TELEDYNE TECHNOLOGIES INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THIRD QUARTER AND NINE MONTHS ENDED
SEPTEMBER 30, 2007 AND OCTOBER 1, 2006
(Unaudited — In millions, except per share amounts)

	Third	Third	Nine	Nine
	Quarter	Quarter	Months	Months
	2007	2006	2007	2006
Net sales	$408.9	$363.6	$1,194.8	$1,041.9
Costs and expenses:
Costs of sales	284.9	261.3	831.8	743.5
Selling, general and administrative expenses	84.0	70.2	242.5	206.5

Total costs and expenses	368.9	331.5	1,074.3	950.0

Income before other income and (expense) and taxes	40.0	32.1	120.5	91.9
Other income (a)	0.9	0.6	1.4	4.6
Minority interest	(0.9)	(0.3)	(2.5)	(0.3)
Interest expense, net	(3.0)	(1.4)	(10.1)	(3.6)

Income before income taxes	37.0	31.0	109.3	92.6
Provision for income taxes (b)	9.9	8.4	37.4	31.2

Net income	$27.1	$22.6	$71.9	$61.4

Diluted earnings per common share	$0.75	$0.63	$1.99	$1.73

Weighted average diluted common shares outstanding	36.2	35.7	36.1	35.4

(a)	The first nine months of 2006, includes the first quarter receipt of $2.5 million, pursuant to an agreement with Honda Motor Co., Ltd. related to the piston engine business.

(b)	The first nine months of 2007 includes income tax credits of $4.0 million in the third quarter of 2007 and also reflects the reversal of $1.0 million in income tax contingency reserves which were determined to be no longer needed due to the completion of state tax audits and the expiration of applicable statutes of limitations. Of this amount, $0.5 million was included in the third quarter of 2007. The third quarter of 2006 included the reversal of income tax contingency reserves of $3.3 million, which were determined to be no longer needed due to the expiration of applicable statutes of limitations.

TELEDYNE TECHNOLOGIES INCORPORATED
SUMMARY OF SEGMENT NET SALES AND OPERATING PROFIT
FOR THE THIRD QUARTER AND NINE MONTHS ENDED
SEPTEMBER 30, 2007 AND OCTOBER 1, 2006
(Unaudited — In millions)

	Third	Third		Nine	Nine
	Quarter	Quarter	%	Months	Months	%
	2007	2006	Change	2007	2006	Change
Net sales:
Electronics and Communications	$273.8	$228.0	20.1%	$788.1	$645.4	22.1%
Systems Engineering Solutions	75.8	72.3	4.8%	223.4	210.2	6.3%
Aerospace Engines and Components	53.9	55.9	(3.6)%	165.7	166.7	(0.6)%
Energy Systems	5.4	7.4	(27.0)%	17.6	19.6	(10.2)%

Total net sales	$408.9	$363.6	12.5%	$1,194.8	$1,041.9	14.7%

Operating profit and other segment income:
Electronics and Communications	$37.0	$28.0	32.1%	$104.5	$79.1	32.1%
Systems Engineering Solutions	6.2	6.0	3.3%	19.1	18.5	3.2%
Aerospace Engines and Components (a)	4.7	3.4	38.2%	19.2	14.6	31.5%
Energy Systems	(0.1)	0.7	*	0.3	0.9	(66.7)%

Segment operating profit and other segment income	$47.8	$38.1	25.5%	$143.1	113.1	26.5%
Corporate expense	(7.8)	(6.0)	30.0%	(22.6)	(18.7)	20.9%
Other income, net	0.9	0.6	50.0%	1.4	2.1	(33.3)%
Minority interest	(0.9)	(0.3)	200.0%	(2.5)	(0.3)	*
Interest expense, net	(3.0)	(1.4)	114.3%	(10.1)	(3.6)	180.6%

Income before income taxes	37.0	31.0	19.4%	109.3	92.6	18.0%
Provision for income taxes (b)	9.9	8.4	17.9%	37.4	31.2	19.9%

Net income	$27.1	$22.6	19.9%	$71.9	$61.4	17.1%

(a)	The first nine months of 2006, includes the first quarter receipt of $2.5 million, pursuant to an agreement with Honda Motor Co., Ltd. related to the piston engine business.

(b)	The first nine months of 2007 includes income tax credits of $4.0 million in the third quarter of 2007 and also reflects the reversal of $1.0 million in income tax contingency reserves which were determined to be no longer needed due to the completion of state tax audits and the expiration of applicable statutes of limitations. Of this amount, $0.5 million was included in the third quarter of 2007. The third quarter of 2006 included the reversal of income tax contingency reserves of $3.3 million which were determined to be no longer needed due to the expiration of applicable statutes of limitations.

*	not meaningful

TELEDYNE TECHNOLOGIES INCORPORATED
CONSOLIDATED CONDENSED BALANCE SHEETS AS OF
SEPTEMBER 30, 2007 AND DECEMBER 31, 2006
(Current period unaudited — In millions)

	September 30,	December 31,
	2007	2006
ASSETS
Cash and cash equivalents	$16.1	$13.0
Accounts receivable, net	236.5	226.1
Inventories, net	182.7	155.8
Deferred income taxes, net	36.0	34.4
Prepaid expenses and other assets	13.5	17.5

Total current assets	484.8	446.8

Property, plant and equipment, net	175.1	164.8
Deferred income taxes, net	44.6	38.6
Goodwill and acquired intangible assets, net	411.8	383.0
Other assets, net	34.2	28.2

Total assets	$1,150.5	$1,061.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$101.5	$94.1
Accrued liabilities	170.5	135.1
Current portion of long-term debt and capital lease	1.1	1.2

Total current liabilities	273.1	230.4

Long-term debt and capital lease obligation	180.1	230.7
Other long-term liabilities	178.9	168.5

Total liabilities	632.1	629.6
Total stockholders’ equity	518.4	431.8

Total liabilities and stockholders’ equity	$1,150.5	$1,061.4